                                                                                  OMB APPROVAL
                                 UNITED STATES                             OMB number:          3235-0145
                       SECURITIES AND EXCHANGE COMMISSION                  Expires:      October 31, 1994
                            WASHINGTON, D.C.  20549                        Estimated average burden
                                                                           hours per response . . . 14.90

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             (AMENDMENT NO.  3 )*
                                    ---


                          CANANDAIGUA WINE CO., INC.
                          --------------------------
                               (Name of Issuer)

                                   CLASS A
                        ------------------------------
                        (Title of Class of Securities)

                                  137219200
                                --------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2/92)                Page 1 of 3 pages

CUSIP No. 137219200              13G             Page 2 OF 3 PAGES

       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       THE CAPITAL GROUP, INC.
       86-0206507

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                                                      (a) [ ]
                                                          (b) [ ]

       SEC USE ONLY
   3

       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE

                                   SOLE VOTING POWER
                              5
         NUMBER OF                 NONE

          SHARES                   ----------------------------------------
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY
                                   ----------------------------------------
           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING
                                   345,000
          PERSON
                                   ----------------------------------------
           WITH                    SHARED DISPOSITIVE POWER
                              8
                                   NONE
                                   ----------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9

       345,000  Beneficial ownership disclaimed pursuant to Rule 13d-4


       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10

       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11

       4.20%


       TYPE OF REPORTING PERSON*
  12
       HC


                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 of 3 pages

                                                                          Page 3
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


Fee enclosed [ ]  or Amendment No. 3
                                  ---

Item 1(a) Name of Issuer:
          Canandaigua Wine Co., Inc.
          --------------------------

Item 1(b) Address of Issuer's Principal Executive Offices:
          116 Buffalo Street
          ------------------
          Canadaigua, NY  14424
          ---------------------

Item 2(a) Name of Person(s) Filing:
          The Capital Group, Inc.
          -----------------------

Item 2(b) Address of Principal Business Office:
          333 South Hope Street
          ---------------------
          Los Angeles, CA  90071
          ----------------------

Item 2(c) Citizenship:   N/A
                         ---
Item 2(d) Title of Class of Securities:  Class A

Item 2(e) CUSIP Number:  137219200

Item 3    The person(s) filing is(are):

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act.
          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
          (g) [x] Parent Holding Company in accordance with Section 240.13d-1(b)(1)(ii)(G).

Item 4    Ownership

          (a) Amount Beneficially Owned:
              See item 9, pg. 2
              -----------------
          (b) Percent of Class:  See item 11, pg. 2
                                 ------------------
          (c) Number of shares as to which such person has:

              i)    sole power to vote or to direct the vote  See item 5, pg. 2
                                                              ------------------
              ii)   shared power to vote or to direct the vote  None
                                                                ----
              iii)  sole power to dispose or to direct the disposition of
                    See item 7, pg. 2
                    -----------------
              iv) shared power to dispose or to direct the disposition of None -
                                                                          ------
                  beneficial ownership disclaimed pursuant to Rule 13d-4
                  ------------------------------------------------------

Item 5    Ownership of 5% or Less of a Class:  [x]

Item 6    Ownership of More than 5% on Behalf of Another Person:  N/A
                                                                 ---
Item 7    Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company
          --------------------------------------------------------

          (1) Capital Research and Management Company is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.

Item 8    Identification and Classification of Members of the Group:  N/A
                                                                      ---
Item 9    Notice of Dissolution of the Group:  N/A
                                               ---

Item 10   Certification
          -------------

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

          Signature
          ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 11, 1994


Signature:       /s/ Philip de Toledo
                 --------------------------------------------------

Name/Title:      Philip de Toledo, Vice President and Treasurer
                 --------------------------------------------------

                 The Capital Group, Inc.
                 --------------------------------------------------